EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated July 15, 2005 accompanying the consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of CorVel Corporation’s internal control over financial reporting included in the 2005 Annual Report of CorVel Corporation on Form 10-K for the fiscal year ended March 31, 2005, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Portland, Oregon
September 30, 2005